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EXHIBIT 11.2

WESTFIELD AMERICA, INC.

COMPUTATION OF PER SHARE EARNINGS

For the Three Months Ended March 31, 2000
(Amounts In Thousands Except Per Share Amounts)

			Days Outstanding	Weighted Average Shares Outstanding
Average share price for three months ended March 31, 2000(1)		$13.19
BASIC
Common shares outstanding:
As of January 1, 2000	73,347		91	73,347
Net income (restated)				$12,419
Less dividends on preferred shares:
Series A		$2,172
Series B		666
Series C		1,594
Series C-1		531
Series C-2		531
Series D		2,656
Series D-1		531
Series E		1,829		(10,510)

Net income allocable to common shares				$1,909

Basic earnings per share amount				$0.03

DILUTED
Common shares outstanding:				73,347
1996 Warrants:
As of January 1, 2000	6,246
Series A Preferred Shares	(5,871)

Excess 1996 Warrants (a)	375

Per Share Price
Average Market Price (b)		$13.19
Exercise Price (c)		$16.01
Common equivalent shares ((b-c)/b)*a			91	0
1997 Warrants:
As of January 1, 2000	2,090
Series B Preferred Shares	(1,800)

Excess 1997 Warrants (d)	290

Per Share Price
Average Market Price (b)		$13.19
Exercise Price (e)		$15.00
Common equivalent shares ((b-e)/b)*d			91	0

EXHIBIT 11.2 (Continued)

WESTFIELD AMERICA, INC. AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS (Continued)

For the Three Months Ended March 31, 2000
(In Thousands Except Per Share Amounts)

				Days Outstanding	Weighted Average Shares Outstanding
1998 Subscription Agreement:
Subscription agreement amount	$465,000
Exchange Rate	$0.6071	$282,301	(g)
Per Share Price
Average Market Price(b)		$13.19
Common equivalent shares (g*.05)/(b*.95)		1,126		91	1,126
Investor Unit Rights:
Units Issued 12/9/98		978		91	978
Units Issued 1/1/99		1,186		91	1,186

Common equivalent shares					2,164

Weighted average common and common equivalent shares					76,637

Net income					$12,419
Add net income allocable to investor unit rights					65
Less net income allocable to preferred shares					(10,510)

Net income allocable to common shares					$1,974

Diluted earnings per share amount					$0.03

Note—The Company's preferred shares were not included in the earnings per share calculation as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS For the Three Months Ended March 31, 2000 (Amounts In Thousands Except Per Share Amounts)
WESTFIELD AMERICA, INC. AND SUBSIDIARIES COMPUTATION OF PER SHARE EARNINGS (Continued) For the Three Months Ended March 31, 2000 (In Thousands Except Per Share Amounts)